Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q2 2024
August 1, 2024

Leigh Anne Mann
Vice President, Investor Relations
Thank you, operator. Good morning everyone. We appreciate you joining us for the Company’s second quarter 2024 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of the quarterly investor slides, which are accessible on our investor relations website at www.trin.net. These slides are under the Events and Presentations portion of the website, along with the Second Quarter Earnings Conference Call event link.
A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on August 8, 2024. Replay information is available under the Events and Presentations page on our Investor Relations website.
Before I turn the call to Jean, I wanted to remind you that Trinity completed our 2024 Investor Day on June 25th. The replay of that webcast is also available under the Events and Presentations page on our Investor Relations website.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and good morning everyone. Seeing some of you in person for our Investor Day in June was great. I encourage you to watch the webcast as it lays out our longer-term priorities over the next several years and our progress since our last event in 2020. We believe we have an unmatched rail platform that provides a full suite of customer solutions and will ultimately drive higher shareholder returns. We are a premier railcar leasing company with a platform of integrated rail capabilities to support our lease fleet and serve our customers.

One of the messages we wanted to convey at our Investor Day was our ability to optimize life-cycle returns due to a less volatile operating environment, combined with the reduced cyclicality of our platform. Our strong performance in the second quarter highlights this ability and showcases significant improvement and durability of margins across our business. Here are a few key points before we get into the details.
First, we earned GAAP EPS of $0.67 and adjusted EPS of $0.66, which is up $0.33 sequentially and $0.43 year over year on an adjusted basis.
Second, revenues are up 16% year over year, and operating profit is up 43% year over year. This reflects improved lease rates, higher external deliveries, and improved labor and operational efficiencies.
Third, our cash flow from continuing operations in the quarter was $243 million, driven by higher external deliveries and working capital improvements.
And finally, as we discussed at Investor Day, we are moving to a more traditional post-tax definition of ROE as a Key Performance Indicator. Using this updated metric, Trinity’s last twelve-month Adjusted ROE was 16.8%, showcasing strength in operating results and balance sheet positioning.
In short, our team delivered strong financial results in the second quarter, giving us confidence in the second half of the year. As Eric will discuss in his prepared remarks, we are raising our annual guidance by $0.20 to a 2024 full year range of $1.55 to $1.75, which implies steady performance in the second half of the year.
Market Update
Before discussing Trinity’s performance, I’d like to update you on the railcar market. Demand for existing railcars remains strong with continued steady carload volumes expected in the back half of the year. Consistent with normal seasonal trends, we have seen railcars in storage tick up slightly, but we view the overall state of the railcar market favorably. The North American railcar fleet has grown somewhat in the last 18 months as railcar users look to optimize scrapping decisions as replacement cars are delivered. As we mentioned at our Investor Day, there are still large pockets of aging railcars that will need to be replaced in the coming years. Furthermore, train speeds are favorable, and dwell times are down, which is a good sign for the overall longer-term conversion of modal share to rail but reduces the demand for railcars in the short term.

Carloads are down slightly year over year, primarily due to a slowdown in coal carloads. Removing coal, carloads are up slightly year over year. Over the last few weeks, North American rail originations of construction and metals, agriculture, and downstream and chemical products were up about 9%. Combined railcars in these segments represent over 75% of our fleet’s net book value.
We expect industry deliveries of around 40,000 railcars in 2024 and 120,000 railcars over the next three years. The builders, including Trinity, are demonstrating great market discipline, to keep the industry fleet well-utilized and diversified. The railcar build cycle is expected to be less volatile than prior cycles with lower peaks and higher floors.
Segment Performance
Trinity’s business has two main segments – Leasing and Services and Rail Products. I’ll start my comments in the Leasing and Services segment, which includes our leasing, maintenance, and logistics services businesses.
Leasing and Services
In our leasing business, we are proud of our lease fleet’s continued strength and momentum. The Future Lease Rate Differential, or FLRD, is a positive 28.3%. This metric has stayed consistently high as market rates maintain their strength. During the nine quarters in which we have seen this metric in positive double digits, we have repriced about 44% of our fleet. Our renewal lease rates were 32.5% above expiring rates, and leasing and management revenues were about 9% higher than a year ago.
In the quarter, we had a renewal success rate of 72% and a utilization rate of 96.9%. Our strategy is to evaluate the best market for our railcars to maximize long-term returns, which can mean shifting railcars at the end of expiring contracts to best position our fleet for long-term value creation. Given the markets, car types, and customers with expirations in the quarter, we feel good about our fleet’s current positioning and utilization.
We completed a portfolio sale of 1,315 railcars and related leases for an aggregate sales price of approximately $143 million, and we recognized gains of $23 million on all lease portfolio sales in the secondary market this quarter.
Maintenance
Our maintenance business is part of our leasing segment, and as volume shifts between internal and external repairs, the margin in that business can vary significantly. However, having a strong maintenance network and the ability to service our own fleet is a competitive advantage and makes us a better railcar owner and partner.
Rail Products
Moving to our Rail Products business, which supports our lease fleet and includes railcar manufacturing and our aftermarket parts business, I am pleased with our substantial progress, especially in labor and operational efficiencies. Our operating margin of 7.9% in the second quarter is up significantly both sequentially and year over year and is at the higher end of our full year guidance of 6 to 8 percent.
We received orders for 2,495 railcars in the quarter and delivered 4,755 railcars. Inquiries remain supportive of replacement-level demand, and customers continue to efficiently place deliveries into service. A narrower railcar build cycle allows for more consistent operations and smoother labor and supply chain planning. This helps support consistent or modest margin growth in this business without volume growth in the near-term.
Conclusion
Before I conclude, I want to note that at the end of June we published an interim update to our Corporate Social Responsibility report, which is available on our website. I encourage you to review the report to get a timely update on our Company’s sustainability initiatives.
I’ll now turn to Eric to discuss the financial statements and update our views on the rest of the year.
Eric R. Marchetto
Executive Vice President and Chief Financial Officer
Thank you, Jean, and good morning everyone. I’m going to walk through some highlights from our financial statements, and then I’ll close with some thoughts on our expectations for the rest of 2024.
Income Statement
Starting on the income statement, quarterly revenues of $841 million reflect higher external railcar deliveries and improved lease rates.
GAAP earnings per share from continuing operations was $0.67, and adjusted EPS was $0.66. As Jean noted, this represents significant growth both sequentially and year over year. We benefited in the quarter by lower eliminations and lease portfolio sales. We also saw consistently better performance in our business and improved operating margins for both segments of our business.

Cash Flow Statement
Moving to the cash flow statement, we generated cash flow from continuing operations of $243 million in the quarter and $300 million year-to-date. As you’ll remember, we ended 2023 with a higher working capital balance driven by year-end issues at the border. Those railcars have now been delivered and converted into cash, which you can see in our lower working capital balance of $699 million, down approximately $92 million from the first quarter.
The combined result of $163 million in lease railcar sales and fewer deliveries to the lease fleet in the quarter is a net fleet investment of a negative $77 million. Our net fleet investment guidance range for the full year remains unchanged as secondary market activity is often lumpy, and we expect to see net investment increase in the back half of the year with more deliveries into the lease fleet and fewer railcar sales in the secondary market. The RIV sale in the second quarter marks the fulfillment of our original program agreement. We expect to continue selling leased railcars to our RIV partners.
We currently have liquidity of $985 million. Our loan-to-value for the wholly-owned lease portfolio is 68.3%, within our new target range of 60 to 70 percent.
In the second quarter, two significant debt and capital markets transactions strengthened our balance sheet and optimized our loan-to-value.
First, in May, we issued $432 million of Green Secured Railcar Equipment Notes, the TRL-2024 notes. The proceeds from this issuance were used to repay warehouse borrowings and redeem the outstanding ABS debt of TRL VII.
Second, in June, we issued an additional $200 million of principal on our unsecured senior notes, increasing the aggregate principal amount to $600 million. We used the proceeds from this transaction and cash on hand to repay our Trinity unsecured 2024 senior notes.
And now, let’s talk about what we expect in the second half of 2024.
Guidance
As Jean mentioned, we still expect about 40,000 industry railcar deliveries in 2024 to support replacement-level demand.
We expect to invest between $300 and $400 million in our fleet on a net basis. Our operating and administrative capital expenditures of $50 to $60 million in the year, which includes investments in automation, technology, and modernization of facilities and processes, remains unchanged from previous guidance.
Finally, as Jean mentioned, we are increasing our full year EPS guidance to a range of $1.55 to $1.75 for 2024. As we plan for the next six months, I want to provide more color around our guidance.
First, as expected, we accomplished a large railcar sale in the quarter. Year-to-date, our gains on railcar sales are $25 million. We previously stated that we expect gains to be about half of what they were in 2023. So, the implication is that gains from sales in the secondary market will be lower in the second half of the year.
Second, on our 2023 fourth quarter call, we stated that we expect about 20 to 25% of our deliveries to go into our lease fleet for 2024. In the second quarter, that was about 10% due to the timing and planning of our manufacturing and delivery schedule. This benefited our quarterly earnings in the second quarter due to lower revenue and profit eliminations. We expect a higher percentage of deliveries going into our lease fleet the second half of the year. This is in support of our fleet investment goals and our conviction in the returns we will achieve by leasing these railcars instead of selling them new.
When we add a railcar into our fleet, the associated revenue and profit from manufacturing are eliminated. Therefore, a higher percentage of railcars going to our fleet on the same number of deliveries will reduce quarterly earnings per share but will generate better long-term returns on the railcar and provide multi-year visibility in forward cash flow through lease contracts.
As we discussed at our Investor Day, we expect 2024 operating margins between 38% and 41% in our Leasing segment and between 6% and 8% in our Rail Products segment. While we expect margins to average at these rates over the year, there can be some variability throughout the year. Leasing segment operating margins can move due to secondary market activity, maintenance volume, and mix. Rail Products margins can move due to product mix, line changeovers, and production efficiency.
We are proud of our performance in the second quarter and feel increasingly confident in our visibility into the rest of the year, as evidenced by raising EPS guidance. In our Leasing segment, a consistently high FLRD has driven lease rates upward, and the revenue growth from higher lease rates flows to the bottom line. Our maintenance and digital services businesses are also performing well, providing a broader customer offering and a better customer experience. In the Rail Products Group, our higher operating margin reflects consistent and disciplined efforts around labor and operational efficiency. Our legacy parts and Holden businesses are performing well and reducing the overall cyclicality of the segment. In summary, our suite of products and services are all performing well, improving the returns of our business and driving shareholder value.
Operator, we are now ready to take our first question.

(after Q&A)
E. Jean Savage
Chief Executive Officer and President
Thank you for your time today. The strength of the Trinity platform comes from our consistent focus on protecting and enhancing the returns of our lease fleet, and we are pleased with our second quarter results, and we believe we are well-positioned for continued improvement on the returns of our business.